Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form F-3/ASR No. 333-184450) of Ocean Rig UDW Inc. and in the related Prospectuses, of our report dated April 29, 2011(except for the effects of the restatement discussed in the second paragraph of Note 2(d) to the consolidated financial statements and the financial statement schedule listed in Item 18.1, as to which the date is March 13, 2012), with respect to the consolidated financial statements and financial statement schedule of Ocean Rig UDW Inc., included in this Annual Report (Form 20-F) for the year ended December 31, 2012.

/s/ Ernst & Young AS

Stavanger, Norway
March 21, 2013